UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     Form CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:


Securities Act Rule 801 (Rights Offering)                                    [ ]

Securities Act Rule 802 (Exchange Offer)                                     [X]

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                          [ ]

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                        [X]

Exchange Act Rule 14e-2(d) (Subject Company Response)                        [ ]

                               RIVERDEEP GROUP PLC
                            -------------------------
                            (Name of Subject Company)

                                       N/A
      --------------------------------------------------------------------
      (Translation of Subject Company's Name into English (if applicable))

                                     IRELAND
        -----------------------------------------------------------------
        (Jurisdiction of Subject Company's Incorporation or Organization)

                             HERTAL ACQUISITIONS PLC
                       -----------------------------------
                       (Name of Person(s) Furnishing Form)

                   Ordinary Shares, par value $0.10 per share
       American Depositary Shares, each representing six ordinary shares, par value $0.10 per share
       ------------------------------------------------------------------
                     (Title of Class of Subject Securities)

                                    76870Q109
              -----------------------------------------------------
              (CUSIP Number of Class of Securities (if applicable))

                                Barry O'Callaghan
                             3rd Floor, Styne House
                      Upper Hatch Street, Dublin 2, Ireland
                               (011)353-1-670-7570
                     ---------------------------------------
                     (Name, Address (including zip code) and
                        Telephone Number (including area
                        code) of Person(s) Authorized to
                       Receive Notices and Communications
                          on Behalf of Subject Company)

                                       N/A
                  ---------------------------------------------
                  (Date Tender Offer/Rights Offering Commenced)

Part I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit 1: Announcement - Recommended Pre-Conditional Cash Offer dated January 20, 2003

Item 2.  Informational Legends

A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included on the outside cover page or other prominent portion of the Announcement.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Exhibit 2: Non-Solicitation and Expense Reimbursement Agreement dated January 18, 2003 between Riverdeep Group plc, Riverdeep Inc., Hertal Acquisitions plc, Barry O'Callaghan and Patrick McDonagh.

Exhibit 3: Irrevocable Acceptance of Offer dated January 20, 2003 between Hertal Acquisitions plc and Thomas W. Keaveney.

Exhibit 4. Irrevocable Acceptance of Offer dated January 20, 2003 between Hertal Acquisitions plc and Gail E. Pierson.

PART III - CONSENT TO SERVICE OF PROCESS

The person furnishing this Form is also filing an irrevocable consent and power of attorney on Form F-X with the Securities and Exchange Commission on the date hereof.

                                   SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 21, 2003             HERTAL ACQUISITIONS PLC

                                    By: /s/ Barry O'Callaghan
                                       -----------------------------------------
                                       Name:   Barry O'Callaghan
                                       Title:  Chief Executive Officer Designate